Exhibit 23.2

Stan J.H. Lee, CPA
2160 North Central Rd Suite 203 t Fort Lee  t NJ 07024
Mailing address: P.O. Box 436402 t  San Ysidro t  CA 92143-9402
619-623-7799  t Fax 619-564-3408  t stan2u@gmail.com

To Whom It May Concerns;

The firm of Stan J.H. Lee, Certified Public Accountant, consents to the inclusion of our report of Agusut 13, 2010, on the audited financial statements of China Executive Education Corp. (Formerly On Demand Heavy Duty Corp.) as of December 31, 2009, in Form 10-K Transition Report Amendment No 1 that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA
______________________
Stan J.H. Lee, CPA
August 13, 2010
Fort Lee, NJ 07024